ADMINISTRATION AGREEMENT
                            ------------------------

     This ADMINISTRATION AGREEMENT (this "Administration Agreement"), dated as of July __, 2003, is by and between ONCOR ELECTRIC DELIVERY TRANSITION BOND COMPANY LLC, a Delaware limited liability company, as Issuer (the "Issuer"), and ONCOR ELECTRIC DELIVERY COMPANY, a Texas corporation, as Administrator (in such capacity, the "Administrator"). Capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in Appendix A to that certain Indenture, dated as of July __, 2003 (as amended or supplemented, the "Indenture"), by and between the Issuer and The Bank of New York, as Indenture Trustee and Securities Intermediary (the "Indenture Trustee").

                              W I T N E S S E T H:

     WHEREAS, the Issuer is issuing contemporaneously herewith $500,000,000 aggregate principal amount of its series 2003 transition bonds and may issue one or more additional series of transition bonds in 2004 or later, each pursuant to the Indenture;

     WHEREAS, the Issuer has entered and will enter into certain agreements in connection with the issuance from time to time of the transition bonds, including (i) the Indenture, (ii) one or more Transition Property Servicing Agreements, including the Series 2003 Transition Property Servicing Agreement, dated as of June __, 2003, between the Issuer and the Administrator, in its capacity as Servicer (collectively, the "Servicing Agreements"), (iii) one or more Transition Property Purchase and Sale Agreements, including the Series 2003 Transition Property Purchase and Sale Agreement, dated as of June __, 2003, between the Issuer and the Administrator, in its capacity as Seller (collectively, the "Sale Agreements"), (iv) one or more Letters of Representation relating to the transition bonds, including the Letter of Representation relating to the series 2003 transition bonds, dated as of June __, 2003, by and among the Issuer, the Indenture Trustee and The Depository Trust Company (collectively, the "Depository Agreements") and (v) the Intercreditor Agreement, dated as of June ___, 2003, by and among the Administrator in its capacity as Servicer, Originator and in its individual capacity, the Issuer, the Indenture Trustee and the other parties named therein (the "Intercreditor Agreement") (the Indenture, the Servicing Agreements, the Sale Agreements, the Depository Agreements and the Intercreditor Agreement being referred to hereinafter collectively as the "Related Agreements");

     WHEREAS pursuant to the Related Agreements, the Issuer is required to perform certain duties in connection with the Related Agreements, the transition bonds, and the related Collateral pledged to the Indenture Trustee pursuant to the Indenture;

     WHEREAS the Issuer has no employees and does not intend to hire any employees, and consequently desires to have the Administrator perform certain of the duties of the Issuer referred to in the preceding clause and to provide such additional services consistent with the terms of this Administration Agreement and the Related Agreements as the Issuer may from time to time request; and

     WHEREAS, the Administrator has the capacity to perform the duties and provide the services and the facilities required thereby and is willing to perform such duties and services and provide such facilities for the Issuer on the terms set forth herein.

     NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

     1. Duties of the Administrator: Management Services. The Administrator hereby agrees to provide the following corporate management services to the
Issuer:

     (i) furnish the Issuer with ordinary clerical and bookkeeping services necessary and appropriate for the Issuer, including, without limitation, the following services:

          (A) maintain at the Premises (as defined below) general accounting records of the Issuer (the "Account Records"), subject to year-end audit, in accordance with generally accepted accounting principles in the United States, separate and apart from its own accounting records, prepare or cause to be prepared such quarterly and annual financial statements as may be necessary or appropriate and arrange for year-end audits of the Issuer's financial statements by the Issuer's independent accountants;

          (B) prepare in consultation with the Servicer and, after execution by the Issuer, file with the SEC and any applicable state agencies documents required to be filed with the SEC and any applicable state agencies, including, without limitation, periodic reports required to be filed under the Securities Exchange Act of 1934, as amended;

          (C) prepare for execution by the Issuer and cause to be filed such income, franchise or other tax returns of the Issuer as shall be required to be filed by applicable law (the "Tax Returns") and cause to be paid on behalf of the Issuer from the Issuer's funds any taxes required to be paid by the Issuer under applicable law;

          (D) prepare or cause to be prepared for execution by the Issuer's Managers minutes of the meetings of the Issuer's Managers and such other documents deemed appropriate by the Issuer to maintain the separate limited liability company existence and good standing of the Issuer (the "Company Minutes") or otherwise required under the Related Agreements (together with the Account Records, the Tax Returns, the Company Minutes and the organizational documents of the Issuer, the "Issuer Documents"), and any other documents deliverable by the Issuer thereunder or in connection therewith; and

          (E) hold, maintain and preserve at the Premises (or such other place as shall be required by any of the Related Agreements) executed copies (to the extent applicable) of the Issuer Documents and other documents executed by the Issuer thereunder or in connection therewith;

     (ii) take such actions on behalf of the Issuer as are necessary or desirable for the Issuer to keep in full effect its existence, rights and franchises as a limited liability company under the laws of the state of Delaware and obtain and preserve its qualification to do business in each jurisdiction in which it becomes necessary to be so qualified;

     (iii) prepare, or cause to be prepared, all documents, reports, filings, instruments, notices, certificates and opinions that it shall be the duty of the Issuer to prepare, file or deliver pursuant to the Related Agreements;

     (iv) enforce each of the rights of the Issuer under the Related Agreements:

          (A) on the occurrence of an Event of Default under the Indenture, at the direction of the Indenture Trustee, acting at the direction of the requisite Holders pursuant to the terms of the Indenture; and

          (B) except as provided in (A), at the direction of the Issuer's Managers;

     (v) provide for the defense at the Issuer's expense (but subject to Section 11 below), at the direction of the Issuer's Managers, of any action, suit or proceeding brought against the Issuer or affecting the Issuer or any of its assets, other than defense of transition property of the Issuer, which shall be provided pursuant to the applicable Servicing Agreement;

     (vi) provide office space (the "Premises") for the Issuer and such reasonable ancillary services as are necessary to carry out the obligations of the Administrator hereunder, including telecopying, duplicating and word processing services (each of the foregoing, on an arms-length basis);

     (vii) provide instructions or directions to _____ with respect to the investment of any monies in the segregated trust account held by the [Deposit Bank] for the benefit of the Indenture Trustee, in accordance with the Account Agreement, dated as of July ___, 2003 ("Account Agreement"), by and between the Issuer, the Deposit Bank, the Administrator and the Indenture Trustee;

     (viii) undertake all necessary or desirable actions on behalf of the Issuer under the Account Agreement, including reimbursing the Indenture Trustee for its reasonable fees and expenses (including indemnity amounts) to the extent provided for in the Account Agreement;

     (ix) undertake such other administrative services as may be appropriate, necessary or requested by the Issuer; and

     (x) provide such other services as are incidental to the foregoing or as the Issuer and the Administrator may agree, but excluding services covered by the Servicing Agreements.

     In providing the services under this Section 1 and as otherwise provided under this Administration Agreement, the Administrator will not knowingly take any actions on behalf of the Issuer which (i) the Issuer is prohibited from taking under the Related Agreements or (ii) would cause the Issuer to be in violation of any federal, state or local law or its organizational documents, including the separateness criteria specified in Section 1.07 of the Issuer's LLC Agreement.

     2. Compensation. As compensation for the performance of the Administrator's obligations under this Administration Agreement, and, as reimbursement for its expenses related thereto, the Administrator shall be entitled to $25,000 semiannually, payable in arrears on each Payment Date. The Administrator's compensation paid under this Section 2, plus any costs and expenses described in
Section 3 of this Agreement, together with all other operating expenses of the Issuer, (x) shall not exceed $185,000 annually (for all series of outstanding transition bonds) and (y) shall be allocated pro-rata among all series of outstanding transition bonds.

     3. Third Party Services. Any third-party professional services required for the performance of the above-referenced services by the Administrator (including independent auditors' fees and counsel fees) shall be arranged by the Administrator, with the approval of the Board of Managers of the Issuer. Costs and expenses associated with the contracting for such third-party professional services shall be paid directly by the Issuer, unless otherwise agreed by the Administrator and the Issuer.

     4. Additional Information to be Furnished to the Issuer. The Administrator shall furnish to the Issuer from time to time such additional information regarding the Collateral as the Issuer shall reasonably request.

     5. Independence of the Administrator. For all purposes of this Administration Agreement, the Administrator shall be an independent contractor and shall not, except as explicitly provided herein, be subject to the supervision of the Issuer with respect to the manner in which it accomplishes the performance of its obligations hereunder. Unless expressly authorized by the Issuer, the Administrator shall have no authority, and shall not hold itself out as having the authority, to act for or represent the Issuer in any way and shall not otherwise be deemed an agent of the Issuer.

     6. No Joint Venture. Nothing contained in this Administration Agreement (a) shall constitute the Administrator and the Issuer as partners or co-members of any partnership, joint venture, association, syndicate, unincorporated business or other separate entity, (b) shall be construed to impose any liability as such on either of them or (c) shall be deemed to confer on either of them any express, implied or apparent authority to incur any obligation or liability on behalf of the other.

     7. Other Activities of Administrator. Nothing herein shall prevent the Administrator or any of its shareholders, members, directors, managers, officers, employees, subsidiaries or Affiliates from engaging in other businesses or, in its sole discretion, from acting in a similar capacity as an administrator for any other person or entity even though such person or entity may engage in business activities similar to those of the Issuer.

     8. Term of Administration Agreement; Resignation and Removal of Administrator. (a) This Administration Agreement shall continue in force until the payment in full of the transition bonds of the Issuer of all series and any other amount which may become due and payable under the Indenture, upon which event this Administration Agreement shall automatically terminate.

     (b) Subject to Sections 8(e) and 8(f), the Administrator may resign its duties hereunder by providing the Issuer with at least sixty (60) days' prior written notice.

     (c) Subject to Sections 8(e) and 8(f), the Issuer may remove the Administrator without cause by providing the Administrator with at least sixty
(60) days' prior written notice.

     (d) Subject to Sections 8(e) and 8(f), at the sole option of the Issuer, the Administrator may be removed immediately upon written notice of termination from the Issuer to the Administrator if any of the following events shall occur:

          (i) the Administrator shall default in the performance of any of its duties under this Administration Agreement and, after notice of such default, shall fail to cure such default within ten (10) days (or, if such default cannot be cured in such time, shall (A) fail to give within ten
     (10) days such assurance of cure as shall be reasonably satisfactory to the Issuer and (B) fail to cure such default within thirty (30) days thereafter);

          (ii) a court of competent jurisdiction shall enter a decree or order for relief, and such decree or order shall not have been vacated within sixty (60) days, in respect of the Administrator in any involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or such court shall appoint a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for the Administrator or any substantial part of its property or order the winding-up or liquidation of its affairs; or

          (iii) the Administrator shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, shall consent to the entry of an order for relief in an involuntary case under any such law, shall consent to the appointment of a receiver, liquidator, assignee, trustee, custodian, sequestrator or similar official for the Administrator or any substantial part of its property, shall consent to the taking of possession by any such official of any substantial part of its property, shall make any general assignment for the benefit of creditors or shall fail generally to pay its debts as they become due.

The Administrator agrees that if any of the events specified in clauses (ii) or
(iii) of this Section 8(d) shall occur, it shall give written notice thereof to the Issuer and the Indenture Trustee as soon as possible but in any event within seven (7) days after the happening of such event.

     (e) No resignation or removal of the Administrator pursuant to this Section shall be effective until a successor Administrator has been appointed by the Issuer, and such successor Administrator has agreed in writing to be bound by the terms of this Administration Agreement in the same manner as the Administrator is bound hereunder.

     (f) The appointment of any successor Administrator shall be effective only after satisfaction of the Rating Agency Condition with respect to the proposed appointment.

     9. Action upon Termination, Resignation or Removal. Promptly upon the effective date of termination of this Administration Agreement pursuant to
Section 8(a), the resignation of the Administrator pursuant to Section 8(b) or the removal of the Administrator pursuant to Section 8(c) or 8(d), the Administrator shall be entitled to be paid a pro-rated portion of the semi-annual fee described in Section 2 hereof through the date of termination and all reimbursable expenses accruing to it through the date of such termination, resignation or removal. The Administrator shall forthwith upon such termination pursuant to Section 8(a) deliver to the Issuer all property and documents of or relating to the Collateral then in the custody of the Administrator. In the event of the resignation of the Administrator pursuant to
Section 8(b) or the removal of the Administrator pursuant to Section 8(c) or 8(d), the Administrator shall cooperate with the Issuer and take all reasonable steps requested to assist the Issuer in making an orderly transfer of the duties of the Administrator.

     10. Administrator's Liability. Except as otherwise provided herein, the Administrator assumes no liability other than to render or stand ready to render the services called for herein, and neither the Administrator nor any of its shareholders, members, directors, managers, officers, employees, subsidiaries or Affiliates shall be responsible for any action of the Issuer or any of the members, managers, officers, employees, subsidiaries or Affiliates of the Issuer (other than the Administrator itself). The Administrator shall not be liable for nor shall it have any obligation with regard to any of the liabilities, whether direct or indirect, absolute or contingent or otherwise, of the Issuer or any of the members, managers, officers, employees, subsidiaries or affiliates of the Issuer (other than the Administrator itself).

     11. Indemnity. (a) Subject to the priority of payments set forth in the Indenture, the Issuer shall indemnify the Administrator, its shareholders, members, directors, managers, officers, employees and Affiliates against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all expenses of litigation or preparation therefor, including reasonable attorneys' fees, whether or not the Administrator is a party thereto) which any of them may pay or incur arising out of or relating to this Administration Agreement and the duties and services called for herein; provided, however, that such indemnity shall not apply to any such loss, claim, damage, penalty, judgment, liability or expense resulting from the Administrator's negligence or willful misconduct in the performance of its obligations hereunder.

     (b) The Administrator shall indemnify the Issuer, its members, Managers, officers and employees against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all expenses of litigation or preparation therefor, including reasonable attorneys' fees, whether or not the Issuer is a party thereto) which any of them may incur as a result of the Administrator's negligence or willful misconduct in the performance of its obligations hereunder.

     12. Notices. Any notice, report or other communication given hereunder shall be in writing and addressed as follows:

          (a)  if to the Issuer, to:
               Oncor Electric Delivery Transition Bond Company LLC
               Energy Plaza
               1601 Bryan Street, Suite 2-023
               Dallas, Texas  75201
               Attn: Kirk R. Oliver, Manager
               Phone:  214-812-5565
               Fax:  214-812-2488


          (b)  if to the Administrator, to:
               Oncor Electric Delivery Company
               Energy Plaza
               1601 Bryan Street, Suite 33-008
               Dallas, Texas  75201
               Attn: John M. Casey, Assistant Treasurer
               Phone:  214-812-4776
               Fax:  214-812-2488

or to such other address as any party shall have provided to the other parties in writing. Any notice required to be in writing hereunder shall be deemed given if such notice is mailed by certified mail, postage prepaid, or hand-delivered to the address of such party as provided above.

     13. Amendments. (a) This Administration Agreement may be amended from time to time by a written amendment duly executed and delivered by each of the Issuer and the Administrator, provided that (i) the Rating Agency Condition has been satisfied in connection therewith and (ii) the Indenture Trustee and the PUCT shall have consented thereto or shall be conclusively deemed to have consented thereto, as the case may be.

     (b) At least fifteen days prior to the effectiveness of any such amendment or modification and after obtaining the other necessary approvals set forth in
Section 13(a) above (except that the consent of the Indenture Trustee may be subject to the consent of Holders if such consent is required or sought by the Indenture Trustee in connection with such amendment or modification), the Administrator shall have delivered to the PUCT's executive director and general counsel written notification of any proposed amendment, which notification shall contain:

          (i) a reference to Docket No. 25230;

          (ii) an Officer's Certificate stating that the proposed amendment or modification has been approved by all parties to this Agreement; and

          (iii) a statement identifying the person to whom the PUCT or its staff is to address any response to the proposed amendment or to request additional time;

     (c) If the PUCT or its staff shall have, within fifteen days (subject to extension as provided in Section 13(d) below) of receiving a notification complying with Section 13(b) above, delivered to the office of the person specified in Section 13(b)(iii) above a written statement that the PUCT might object to the proposed amendment or modification, then such proposed amendment or modification shall not be effective unless and until the PUCT subsequently delivers a written statement that it does not object to such proposed amendment or modification.

     (d) If the PUCT or its staff shall have, within fifteen days of receiving a notification complying with Section 13(b) above, delivered to the office of the person specified in Section 13(b)(iii) above a written statement requesting an additional amount of time not to exceed thirty days in which to consider such proposed amendment or modification, then such proposed amendment or modification shall not be effective if, within such extended period, the PUCT shall have delivered to the office of the person specified in Section 13(b)(iii) above, a written statement as described in Section 13(c) above, unless and until the PUCT subsequently delivers a written statement that it does not object to such proposed amendment or modification.

     (e) If the PUCT or its staff shall have not delivered written notice that the PUCT might object to such proposed amendment or modification within the time periods described in Section 13(c) or Section 13(d) above, whichever is applicable, then the PUCT shall be conclusively deemed not to have any objection to the proposed amendment or modification and such amendment or modification may subsequently become effective upon satisfaction of the other conditions specified in Section 13.

     (f) Following the delivery of a notice to the PUCT by the Administrator under Section 13(b) above, the Administrator and the Issuer shall have the right at any time to withdraw from the PUCT further consideration of any notification of a proposed amendment.

     14. Successors and Assigns. This Administration Agreement may not be assigned by the Administrator unless such assignment is previously consented to in writing by the Issuer and the Indenture Trustee and subject to the satisfaction of the Rating Agency Condition in connection therewith. Any assignment with such consent and satisfaction, if accepted by the assignee, shall bind the assignee hereunder in the same manner as the Administrator is bound hereunder. Notwithstanding the foregoing, this Administration Agreement may be assigned by the Administrator without the consent of the Issuer or the Indenture Trustee to a corporation or other organization that is a successor (by merger, consolidation or purchase of assets) to the Administrator; provided that such successor organization executes and delivers to the Issuer an administration agreement in which such corporation or other organization agrees to be bound hereunder by the terms of said assignment in the same manner as the Administrator is bound hereunder. Subject to the foregoing, this Administration Agreement shall bind any successors or assigns of the parties hereto.

     15. Governing Law. This Administration Agreement shall be construed in accordance with the laws of the State of Texas, without reference to its conflict of law provisions, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

     16. Headings. The Section headings hereof have been inserted for convenience of reference only and shall not be construed to affect the meaning, construction or affect of this Administration Agreement.

     17. Counterparts. This Administration Agreement may be executed in counterparts, each of which when so executed shall be an original, but all of which together shall constitute but one and the same Administration Agreement.

     18. Severability. Any provision of this Administration Agreement that is prohibited or unenforceable in any jurisdiction shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     19. Nonpetition Covenant. Notwithstanding any prior termination of this Administration Agreement, the Administrator covenants that it shall not, prior to the date which is one year and one day after payment in full of the transition bonds of all series, acquiesce, petition or otherwise invoke or cause the Issuer to invoke the process of any court or government authority for the purpose of commencing or sustaining a case against the Issuer under any federal or state bankruptcy, insolvency or similar law or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the Issuer or any substantial part of its property, or ordering the winding up or liquidation of the affairs of the Issuer.

     IN WITNESS WHEREOF, the parties have caused this Administration Agreement to be duly executed and delivered as of the day and year first above written.

                                         ONCOR ELECTRIC DELIVERY
                                         TRANSITION BOND COMPANY LLC,
                                         as Issuer


                                         By: __________________________
                                             Name:
                                             Title:

                                         ONCOR ELECTRIC DELIVERY COMPANY,
                                         as Administrator


                                         By: __________________________
                                             Name:
                                             Title: